Exhibit 99.1

KIRBY CORPORATION	Contact: Eric Holcomb
713-435-1545
FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES
2018 FIRST QUARTER RESULTS

•	2018 first quarter GAAP earnings per share of $0.54 compared with $0.51 per share in the 2017 first quarter

•
2018 first quarter earnings include one-time Higman transaction fees and expenses of $0.04 per share, non-cash expenses related to an amendment to the employee stock plan of $0.05 per share, and severance of $0.04 per share

•	2018 second quarter GAAP earnings per share guidance of $0.30 to $0.50 including approximately $0.30 per share of one-time expenses related to the Executive Chairman’s retirement

•
2018 full year GAAP earnings per share guidance of $2.15 to $2.65 including expenses of approximately $0.30 per share related to the Executive Chairman’s retirement and $0.05 per share for non-cash expenses related to the amendment to the employee stock plan

Houston, Texas (April 25, 2018) – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced GAAP net earnings attributable to Kirby for the first quarter ended March 31, 2018 of $32.5 million, or $0.54 per share, compared with $27.5 million, or $0.51 per share, for the 2017 first quarter.  Consolidated revenues for the 2018 first quarter were $741.7 million compared with $491.7 million reported for the 2017 first quarter.

Kirby’s first quarter results were impacted by one-time expenses associated with the recent acquisition of Higman Marine, Inc. (“Higman”), an amendment to the employee stock plan, and severance as follows:

	First Quarter 2018
	Pre-Tax	After- Tax	Per Share
	(unaudited, $ in millions except per share amounts)
GAAP earnings	$42.3	$32.5	$0.54
Higman transaction fees and expenses	(3.3)	(2.5)	(0.04)
Amendment to employee stock plan	(3.9)	(3.0)	(0.05)
Severance expense	(2.9)	(2.2)	(0.04)

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “Operationally, Kirby’s first quarter results were in line with expectations, with strength in Distribution and Services offsetting some temporary weakness in Marine Transportation due to weather.  Despite the temporary challenges in marine transportation, the inland sector continued to show early signs of a recovery during the first quarter, with spot market pricing increasing 10% to 15% compared to the 2017 fourth quarter.  Increased customer demand and unusually poor seasonal operating conditions contributed to tight market dynamics across the industry.  Although our barge utilization rates were in the mid-90% range throughout the quarter, our operations were challenged by increased delay days caused by adverse weather conditions across much of inland waterway system.  Transaction fees and maintenance costs related to Higman also negatively impacted the quarter’s results, but we are very pleased with the progress integrating Higman.”

Mr. Grzebinski continued, “In our coastal marine business, market conditions stabilized during the quarter, with term and spot contract pricing remaining unchanged relative to the 2017 fourth quarter.  Utilization rates were in the high 70% range.  While recent pricing stabilization is encouraging, we continue to expect difficult coastal market conditions in the near term.  As a result, we took additional measures to reduce costs, including further workforce reductions and temporarily taking additional barges out of service.”

Mr. Grzebinski also commented, “The Distribution and Services segment delivered good sequential and year-on-year growth.  During the quarter, we experienced continued robust demand for new and remanufactured pressure pumping units and new and overhauled transmissions.  In our commercial and industrial market, improved market conditions in our marine medium-speed engine business, particularly in the inland sector, led to favorable sequential and year-on-year improvement.”

Mr. Grzebinski continued, “On a personal note, I’d like to express my appreciation to Joe Pyne as he prepares to retire from Kirby at the end of the month.  For 40 years, Joe has served Kirby, its employees, and its shareholders.  Joe’s vision and leadership have transformed Kirby into the industry leading marine transportation and distribution and services company that it is today.  I am grateful for Joe’s mentorship and advice over the years, and I am pleased that he has agreed to retain his role as non-executive Chairman of the Board.  I look forward to continuing to work with Joe in his role as Chairman of Kirby.”

Segment Results – Marine Transportation
Marine transportation revenues for the 2018 first quarter were $340.4 million compared with $343.7 million for the 2017 first quarter.  Operating income for the 2018 first quarter was $16.2 million compared with $35.8 million for the 2017 first quarter.

In the inland market, barge utilization was in the mid-90% range for the quarter, compared to the high 80% to low 90% range in the 2017 first quarter.  Operating conditions during the quarter were challenged by ice on the Illinois River, high water on the Ohio and Mississippi Rivers, and continued infrastructure challenges on the Ohio River.  Seasonal fog and strong winds, as well as lock delays along the Gulf Intracoastal Waterway, also resulted in increased delay days throughout the quarter.  These conditions challenged inland operations for much of the 2018 first quarter, and consequently reduced operational efficiency on work performed under affreightment contracts.  Term contract pricing was at lower levels relative to the first quarter of 2017 as contracts renewed at lower levels throughout 2017, however, spot contract pricing increased 10% to 15% sequentially and year-on-year.  Overall, revenues in the inland market increased compared to the 2017 first quarter, primarily due to the contribution from Higman.  The operating margin for the inland business was in the low double digits during the quarter, and was impacted by the Higman acquisition, the adoption of an amended employee stock plan, and severance.

In the coastal market, barge utilization rates improved into the high 70% range primarily due to the impairment and early retirement of 12 barges during the 2017 fourth quarter.  Revenues from the transportation of black oil and refined petroleum products were lower than the 2017 first quarter, while revenues from the transportation crude oil and petrochemicals were higher.  Term contract and spot market pricing were down compared to the 2017 first quarter; however, pricing did stabilize compared to the 2017 fourth quarter.  The coastal business was adversely impacted by severance and the adoption of an amended employee stock plan, and its operating margin was in the negative low double digits.

The marine transportation segment’s 2018 first quarter operating margin was 4.8% compared with 10.4% for the 2017 first quarter as a result of weaker term pricing in both marine markets and lower spot pricing in the coastal market.  Results were also negatively impacted by Higman acquisition expenses of $3.3 million, severance of $2.6 million, and non-cash expenses related to an amendment to an employee stock plan of $2.4 million.

Segment Results – Distribution and Services
Distribution and services 2018 first quarter revenues were $401.3 million with operating income of $37.0 million, compared with 2017 first quarter revenues of $148.1 million and operating income of $13.7 million.

Higher revenues and operating income compared to the 2017 first quarter were primarily due to the acquisition of Stewart & Stevenson which was completed in the 2017 third quarter, as well as accelerated growth in the oil and gas market.  Increasing oilfield commodity prices, high rig counts and activity completing drilled-but-uncompleted well inventories all contributed to strong demand for Kirby’s products and services.  During the quarter, the oil and gas businesses experienced strong demand for new and remanufactured pressure pumping units, new and overhauled transmissions, and new engines and parts.  Vendor supply chain bottlenecks, however, reduced availability of new engines, transmissions and parts, resulting in delayed deliveries of new and remanufactured pressure pumping units.

In the commercial and industrial market, revenues and operating income increased compared to the 2017 first quarter primarily due to the acquisition of Stewart & Stevenson and higher service levels in the marine-based business as more customers performed major maintenance overhauls of medium-speed diesel engines, particularly in the inland sector. Demand in the power generation market was stable compared to the 2017 first quarter.

The distribution and services operating margin was 9.2% for the 2018 first quarter compared with 9.3% for the 2017 first quarter.  Results were negatively impacted by non-cash expenses related to an amendment to the employee stock plan of $1.2 million.

Cash Generation
EBITDA of $106.3 million for the 2018 first quarter compares with EBITDA of $93.5 million for the 2017 first quarter.  Cash flow was used to fund capital expenditures of $41.0 million, including $4.7 million for new inland tank barge and towboat construction, $6.7 million for progress payments on the construction of six 5000 horsepower coastal ATB tugboats, and $29.6 million primarily for upgrades to existing inland and coastal fleets and marine transportation and distribution and services facilities.  In addition, cash used in acquisitions was $430.0 million, including $419.6 million for the acquisition of Higman and $10.4 million for two pressure barges acquired from a competitor.  Total debt as of March 31, 2018 was $1,423.3 million and Kirby’s debt-to-capitalization ratio was 31.2%.

Outlook
Commenting on the 2018 second quarter and full year market outlook and guidance, Mr. Grzebinski said, “Our earnings guidance for the second quarter is $0.30 to $0.50 per share inclusive of approximately $0.30 per share for the one-time expenses associated with Mr. Pyne’s retirement as Executive Chairman.  For the full year, we are lowering our earnings guidance from $2.50 to $3.00 per share to $2.15 to $2.65 per share, reflecting the $0.30 per share charge for Mr. Pyne’s retirement, and the $0.05 per share non-cash expenses related to the amendment to the employee stock plan incurred in the first quarter.  Operationally, our expected results for 2018 are unchanged.”

Mr. Grzebinski continued, “In our marine transportation segment, second quarter and full year guidance, which now includes Higman, contemplates inland marine utilization in the low to mid-90% range and the full-year effect of pricing declines experienced during 2017.  We continue to expect that industry-wide barge retirements, minimal new-builds, and additional petrochemical capacity will yield high industry utilization rates throughout the remainder of 2018.  This should lead to continued improvement in spot market pricing and a modest mid-single digit pricing inflection on term contracts renewed in the second half of 2018.  Regarding Higman, we continue to anticipate that this acquisition will be earnings neutral for the first 12 months in total; however, we will incur some additional costs during the second quarter as we integrate their fleet and perform deferred maintenance.  We do, however, expect that Higman will be accretive to earnings in the second half of the year.  In our coastal market, we expect utilization in the high 70% to low 80% range for the remainder of 2018.  Our guidance range assumes a stabilized pricing environment in this market for the remainder of 2018.”

Mr. Grzebinski also said, “In our distribution and services segment, we expect favorable market fundamentals in the oil and gas sector to continue to support the sales and service of pressure pumping units, equipment and parts throughout 2018; however, we expect that this market will continue to be somewhat affected by vendor supply chain constraints that could limit the availability of new engines, transmissions and parts.  In our commercial and industrial market, we expect a seasonal decline in the second quarter in the marine medium-speed diesel engine service and power generation businesses.  These businesses are expected to rebound, together with increased seasonal demand for standby-power generation packages and rentals, in the third and fourth quarters.”

Kirby expects 2018 capital spending to be in the $200 to $225 million range.  Capital spending guidance includes approximately $75 million in progress payments on new marine vessels, including six 5000 horsepower coastal tugboats, and fifteen inland towboats of varying horsepower to be delivered over a period of three years.  Approximately $100 to $120 million is associated with capital upgrades and improvements to existing inland, including Higman, and coastal marine equipment, ballast water treatment systems for coastal vessels, and facility improvements.  The balance largely relates to rental fleet growth, new machinery and equipment, and facility improvements in the distribution and services segment.

Accounting Standards and Other
As previously disclosed, Kirby adopted ASU2014-09 “Revenues from Contracts with Customers” on January 1, 2018 using the modified retrospective method. The Company reduced the opening balance of retained earnings by approximately $9.7 million rather than restating previously reported results. This relates to recognition of revenues under certain manufacturing activities which had previously been recognized utilizing the percentage of completion method. The Company now recognizes revenue on contract manufacturing upon shipment and transfer of control.

During the 2018 first quarter, Kirby amended its employee stock plan resulting in shorter expense accrual periods on new restricted stock units and stock option awards for employees who are nearing retirement and meet certain years of service and age requirements.  The amendment of this plan resulted in a $3.9 million, or $0.05 per share, non-cash charge to the quarter’s earnings.

Conference Call
A conference call is scheduled for 7:30 a.m. Central time tomorrow, Thursday, April 26, 2018, to discuss the 2018 first quarter performance as well as the outlook for the 2018 second quarter and full year.  The conference call number is 888-317-6003 for domestic callers and 412-317-6061 for international callers.  The confirmation number is 2184339.  An audio playback will be available at 10:00 a.m. Central time on Thursday, April 26, 2018, through 11:00 p.m. Central time on Thursday, May 3, 2018, by dialing 877-344-7529 for domestic callers and 412-317-0088 for international callers.  The replay access code is 10118495.  A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby’s website at http://www.kirbycorp.com.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, and impairment of long-lived assets.  A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release.  This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2017 year and quarters are available at Kirby’s website, http://www.kirbycorp.com, under the caption Performance Measurements in the Investor Relations section.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2017.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii.  Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge.  In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade.  Through the distribution and services segment, Kirby provides after-market service and parts for engines, transmissions, reduction gears, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications.  Kirby also rents equipment including generators, forklifts, pumps, and compressors for use in a variety of industrial markets, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	First Quarter
	2018	2017
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$340,403	$343,652
Distribution and services	401,285	148,053
	741,688	491,705
Costs and expenses:
Costs of sales and operating expenses	553,317	344,799
Selling, general and administrative	76,796	46,142
Taxes, other than on income	8,535	6,649
Depreciation and amortization	54,218	48,170
Gain on disposition of assets	(1,898)	(99)
	690,968	445,661

Operating income	50,720	46,044
Other income (expense)	1,591	(589)
Interest expense	(9,780)	(4,457)

Earnings before taxes on income	42,531	40,998
Provision for taxes on income	(9,865)	(13,353)

Net earnings	32,666	27,645
Less: Net earnings attributable to noncontrolling interests	(195)	(162)
Net earnings attributable to Kirby	$32,471	$27,483

Net earnings per share attributable to Kirby common stockholders:
Basic	$0.54	$0.51
Diluted	$0.54	$0.51
Common stock outstanding (in thousands):
Basic	59,392	53,542
Diluted	59,493	53,609

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	First Quarter
	2018	2017
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$32,471	$27,483
Interest expense	9,780	4,457
Provision for taxes on income	9,865	13,353
Depreciation and amortization	54,218	48,170
	$106,334	$93,463

Capital expenditures	$40,961	$45,765
Acquisitions of businesses and marine equipment	$429,977	$—

	March 31,
	2018	2017
	(unaudited, $ in thousands)

Long-term debt, including current portion	$1,423,294	$674,552
Total equity	$3,141,868	$2,433,673
Debt to capitalization ratio	31.2%	21.7%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	First Quarter
	2018	2017
	(unaudited, $ in thousands)

Marine transportation revenues	$340,403	$343,652

Costs and expenses:
Costs of sales and operating expenses	238,785	229,620
Selling, general and administrative	35,576	27,878
Taxes, other than on income	6,522	6,098
Depreciation and amortization	43,340	44,288
	324,223	307,884

Operating income	$16,180	$35,768

Operating margins	4.8%	10.4%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	First Quarter
	2018	2017
	(unaudited, $ in thousands)

Distribution and services revenues	$401,285	$148,053

Costs and expenses:
Costs of sales and operating expenses	314,532	115,179
Selling, general and administrative	37,754	15,706
Taxes, other than on income	2,002	541
Depreciation and amortization	10,032	2,922
	364,320	134,348

Operating income	$36,965	$13,705

Operating margins	9.2%	9.3%

OTHER COSTS AND EXPENSES

	First Quarter
	2018	2017
	(unaudited, $ in thousands)

General corporate expenses	$4,323	$3,528

Gain on disposition of assets	$1,898	$99

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	First Quarter
	2018	2017

Inland Performance Measurements:
Ton Miles (in millions) (2)	3,182	2,977
Revenue/Ton Mile (cents/tm) (3)	8.0	8.0
Towboats operated (average) (4)	262	235
Delay Days (5)	2,528	2,267
Average cost per gallon of fuel consumed	$2.04	$1.78

Barges (active):
Inland tank barges	993	864
Coastal tank barges	55	68
Offshore dry-cargo barges	5	5
Barrel Capacities (in millions):
Inland tank barges	21.9	17.6
Coastal tank barges	5.2	6.1

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, and impairment of long-lived assets.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)
Inland marine transportation revenues divided by ton miles.  Example:  First quarter 2018 inland marine transportation revenues of $252,176,000 divided by 3,182,000,000 inland marine transportation ton miles = 8.0 cents.

(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.